Exhibit 99.1

Investor Relations Contact	News Media Contact
Craig Jackson, VP & Treasurer	phone (937) 224-5940
phone (937) 259-7033	e-mail communications@dplinc.com

DPL Shareholders Vote to Merge with AES at Annual Meeting

DAYTON, Ohio — September 23, 2011 — DPL Inc. (NYSE:DPL) today announced that DPL’s shareholders voted to approve the proposal to adopt the previously announced agreement and plan of merger with The AES Corporation (NYSE:AES) and its wholly-owned merger subsidiary, Dolphin Sub, Inc., at the company’s annual shareholders’ meeting held in Dayton, Ohio.

Completion of the transaction between DPL and AES is subject to customary closing conditions, as well as receipt of additional regulatory approvals from the Federal Energy Regulatory Commission and the Public Utilities Commission of Ohio.

The parties expect to complete the merger in the fourth quarter of 2011 or first quarter of 2012.

Chairman of the Board Glenn Harder emphasized DPL’s 100 years of service and commitment to the Miami Valley.  “As our business environment continues to change, the merger will allow the company to remain dedicated to the 24 counties we serve, as well as to provide value to our shareholders,” Harder said.  “We’re looking forward to closure of the merger and to becoming part of AES, a global corporation, so we can better meet the challenges of the future.”

Also at the annual meeting, shareholders re-elected three directors, as recommended by the board, to a three-year term expiring in 2014:  Glenn Harder, Paul Barbas and Barbara Graham.  In addition, shareholders ratified KPMG as DPL’s independent public accountant for 2011.

Other proposals that shareholders approved included an amendment to DPL’s regulations that reduces to a simple majority the voting percentage of shareholder votes needed to amend certain sections of DPL’s regulations and re-approval of the material terms of the performance goals under DPL’s equity and performance incentive plan.  Three advisory resolutions were also approved:  on the compensation of named executive officers, on the frequency (every one year) of advisory votes on named executive officer compensation; and on compensation to be received by named executive officers in connection with the merger.  The shareholders also approved a proposal to adjourn the annual meeting to another time and place if there were insufficient votes to adopt the merger agreement or act on any of the other proposals.  However, because the other proposals were approved, the adjournment was not necessary.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in August 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER), which also does business as DP&L Energy.  The Dayton Power and Light Company, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio.  DPL, through its subsidiaries, owns and operates approximately 3,800 megawatts of generation capacity, of which 2,800 megawatts are coal-fired units and 1,000 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Forward Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including those relating to the proposed merger between DPL and AES, management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; a material deterioration in DPL’s retail and/or wholesale businesses and assets; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; an otherwise material adverse change in the business, assets, financial condition or results of operations of DPL; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.  Regarding the proposed merger transaction with AES, there can be no assurance as to the timing of the closing of the proposed merger transaction, or whether the transaction will close at all.  The following factors, among others, could also cause or contribute to causing our actual results to differ materially from the results anticipated in our forward-looking statements:  the ability to obtain required regulatory approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or government entities.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-

looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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